U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25


                                                             -------------------
NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER
                                                                   0-22632
    (Check One:)                                             -------------------


                                                             -------------------
                                                                CUSIP NUMBER
                                                                 043412105
                                                             -------------------


[x] Form 10-K  and 10-KSB [ ]  Form 20-F  [ ] Form 11-K [ ] Form 10-Q and 10-QSB
[ ] Form N-SAR

         For Period Ended:   September 28, 2002
                          -----------------------
         [ ]      Transition Report on Form 10-K
         [ ]      Transition Report on Form 20-F
         [ ]      Transition Report on Form 11-K
         [ ]      Transition Report on Form 10-Q
         [ ]      Transition Report on Form N-SAR
         For the Transition Period Ended:


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Read the attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION


Full Name of Registrant
ASANTE TECHNOLOGIES, INC.

Former Name if Applicable


Address of Principal Executive Office (Street and Number)
821 Fox Lane

City, State and Zip Code
San Jose, California 95131


PART II -- RULES 12b - 25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]      (a)  The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)  The subject annual report,  semi-annual report,  transition report on Form 10-K, Form 20-K, Form 11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)  The  accountant's  statement  or other  exhibit  required  by Rule
              12b-25(c) has been attached if applicable.

PART III -- NARRATIVE


State below in reasonable detail the reasons why Form 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         The Registrant requires additional time to review and complete its Form 10-K and to process the form for electronic filing with the SEC due to recent developments regarding one of the legal matters the Company is involved in, and an unanticipated delay in finalizing the Company's renewal of its credit line.


                  (Attached Extra Sheets if Needed).

PART IV -- OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

                  ANTHONY CONTOS             (408)                 435-8401
                  --------------             -----                 --------
                     (Name)               (Area Code)         (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                  [x]: Yes               [ ] No


         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                    [ ] Yes               [x] No


                            ASANTE TECHNOLOGIES, INC.
                            -------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    December  24, 2002               By: /S/ Anthony Contos
                                            --------------------------
                                               Anthony Contos, CFO